NEWS RELEASE

Coeur Reports First Quarter 2026 Results
Record financial results; eleven-fold increase in cash; New Gold transaction closed March 20th; Full-year guidance ranges reaffirmed

Chicago, Illinois - May 6, 2026 - Coeur Mining, Inc. (“Coeur” or the “Company”) (NYSE, TSX: CDE) today reported first quarter 2026 financial results, including revenue of $856 million and cash flow from operating activities of $341 million. The Company reported quarterly GAAP net income from continuing operations of $247 million, or $0.35 per share. On an adjusted basis1, Coeur reported record quarterly EBITDA of $475 million, record cash flow from operating activities before changes in working capital of $445 million and net income from continuing operations of $254 million, or $0.36 per share.

Key Highlights
•Solid production and cost performance in line with 2026 guidance – Operating strength across the portfolio led to first quarter production of 96,503 ounces of gold and 4.4 million ounces of silver, representing year-over-year increases of 11% and 18%, respectively. Full-year 2026 production remains on-track to reach 680,000 - 815,000 ounces of gold, 18.7 - 21.9 million ounces of silver, and 50 - 65 million pounds of copper
•Record financial results – First quarter free cash flow totaled $267 million despite several first-quarter specific outflows totaling over $200 million. Quarterly adjusted EBITDA1 increased 12% versus the prior quarter and nearly quadrupled year-over-year to a record $475 million, driving the last-twelve-month total to nearly $1.4 billion. Average realized prices for gold and silver increased 15% and 53%, respectively, compared to the fourth quarter
•Strong financial position and growing liquidity resulting in updated financial policy – Cash and cash equivalents of $843 million represented an increase of 52% compared to the prior quarter and a near eleven-fold increase compared to the prior-year period. On March 23, 2026, Coeur announced an expanded $750 million share repurchase program and the establishment of an inaugural dividend policy of $0.02 per share of Coeur common stock paid semiannually, with the first dividend expected to be paid during the second quarter of 2026. The Company also entered into a new $1 billion revolving credit facility during the first quarter
•New Gold transaction completed; integration efforts advancing on schedule – During the eleven days of the first quarter following completion of the New Gold transaction on March 20, 2026, New Afton and Rainy River contributed production of 14,145 ounces of gold, 22,989 ounces of silver and 1.4 million pounds of copper. Ongoing organizational integration initiatives are progressing according to plan
•New Afton’s K-Zone maiden resource adds to Coeur’s pipeline of attractive growth projects – On March 23, 2026, Coeur filed updated technical reports for New Afton and Rainy River, which included an initial resource at New Afton’s K-Zone totaling 47.6 million tonnes of measured and indicated mineral resources, containing an estimated 715,000 ounces of gold, 2.9 million ounces of silver and 606 million pounds of copper. Inferred mineral resources totaled 5.9 million tonnes containing 86,000 ounces of gold, 309,000 ounces of silver, and 77 million pounds of copper

•Updated Rainy River technical report highlights mine life expansion – New life of mine plan reflects strong production and cash flow profile including a two-year mine life extension to 2035

“Coeur delivered a strong start to what is expected to be a record year, with every mine in the portfolio contributing to record first quarter results,” said Mitchell J. Krebs, Chairman, President and Chief Executive Officer. “Adjusted EBITDA reached a new quarterly record and free cash flow remained robust, leading to a quarter-end cash balance of over $840 million – nearly an eleven-fold year-over-year increase. Our recently updated financial policy is designed to maintain flexible liquidity levels while also returning capital to stockholders through prudent share repurchases and the initiation of a sustainable dividend policy. Our results were especially impressive given the quarter was our softest of the year as expected, with several first quarter-specific outflows totaling over $200 million, and only eleven days of contribution from New Afton and Rainy River following the close of the New Gold transaction on March 20th.

“Starting with the second quarter, Coeur is equipped to deliver on the full potential of our enhanced platform, built through a combination of investments in exploration and expansions and two well-timed M&A transactions. With our well-balanced platform of seven operations, Coeur remains exceptionally well positioned as the sector’s only senior all-North America precious metals company and top-five global silver producer.”

Financial and Operating Highlights (Unaudited)

(Amounts in millions, except per share amounts, gold ounces produced & sold, and per-ounce metrics)	1Q 2026	4Q 2025	3Q 2025	2Q 2025	1Q 2025
Gold Sales	$475.2	$424.8	$360.5	$323.1	$235.3
Silver Sales	$362.2	$250.1	$194.1	$157.5	$124.7
Copper Sales	$18.8	$—	$—	$—	$—
Consolidated Revenue	$856.2	$674.7	$554.6	$480.7	$360.1
Costs Applicable to Sales[2]	$330.0	$215.9	$248.7	$229.5	$204.3
General and Administrative Expenses	$21.7	$15.2	$14.8	$13.3	$13.9
Net Income	$246.8	$215.0	$266.8	$70.7	$33.4
Net Income Per Share	$0.35	$0.33	$0.41	$0.11	$0.06
Adjusted Net Income[1]	$253.5	$227.3	$122.7	$102.9	$40.5
Adjusted Net Income[1] Per Share	$0.36	$0.35	$0.19	$0.16	$0.08
Weighted Average Shares Outstanding	698.7	645.9	644.9	643.1	521.2
EBITDA[1]	$455.0	$407.2	$249.1	$203.0	$105.3
Adjusted EBITDA[1]	$474.9	$424.5	$265.6	$213.8	$121.9
Cash Flow from Operating Activities	$340.8	$374.6	$237.7	$207.0	$67.6
Capital Expenditures	$74.1	$61.4	$49.0	$60.8	$50.0
Free Cash Flow[1]	$266.8	$313.2	$188.7	$146.2	$17.6
Cash Income and Mining Taxes	$132.2	$41.2	$36.4	$38.2	$62.6
Cash, Equivalents & Short-Term Investments	$843.2	$553.6	$266.3	$111.6	$77.6
Total Debt[3]	$761.4	$340.5	$363.5	$380.7	$498.3
Average Realized Price Per Ounce – Gold	$4,383	$3,818	$3,148	$3,021	$2,635
Average Realized Price Per Ounce – Silver	$82.85	$54.30	$38.93	$33.72	$32.05
Average Realized Price Per Pound – Copper	$5.55	$—	$—	$—	$—
Gold Ounces Produced	96,503	112,429	111,364	108,487	86,766
Silver Ounces Produced	4.4	4.7	4.8	4.7	3.7
Copper Pounds Produced	1.4	—	—	—	—
Gold Ounces Sold	108,420	111,273	114,495	106,948	89,316
Silver Ounces Sold	4.4	4.6	5.0	4.7	3.9
Copper Pounds Sold	3.4	—	—	—	—
Adjusted CAS per AuOz[1]	$2,032	$1,207	$1,355	$1,405	$1,476
Adjusted CAS per AgOz[1]	$20.01	$17.29	$18.45	$16.48	$17.94
Adjusted CAS per CuLb[1]	$5.36	$—	$—	$—	$—

Financial Results
First quarter 2026 revenue totaled $856 million compared to $675 million in the prior period and $360 million in the first quarter of 2025. The Company produced 96,503 and 4.4 million ounces of gold and silver, respectively, during the quarter. Metal sales for the quarter totaled 108,420 ounces of gold and 4.4 million ounces of silver. Average realized gold and silver prices for the quarter were $4,383 and $82.85 per ounce, respectively, compared to $3,818 and $54.30 per ounce in the prior period and $2,635 and $32.05 per ounce in the first quarter of 2025.
Gold and silver sales represented 56% and 42% of quarterly revenue, while copper represented 2% of revenue for the quarter.

Adjusted costs applicable to sales per ounce1 of gold and silver totaled $2,032 and $20.01, respectively. Adjusted CAS1 per gold ounce includes the non-cash impact of the $74.8 million related to purchase price allocation ascribed to inventory, which added $689 per ounce to the gold CAS1. General and administrative expenses increased 43% quarter over quarter to $22 million, driven by higher stock-based compensation, annual incentive payouts, and audit fees paid in the first quarter.
Coeur invested approximately $32 million ($26 million expensed and $6 million capitalized) in exploration during the quarter, compared to approximately $25 million ($19 million expensed and $7 million capitalized) in the prior period. See the “Operations” and “Exploration” sections for additional detail on the Company’s exploration activities.
The Company recorded income tax expense of approximately $102 million during the first quarter. Cash income and mining taxes paid during the period totaled approximately $132 million. Cash taxes paid in the quarter primarily reflect income and mining tax payments in Mexico.
Quarterly operating cash flow decreased to $341 million from $375 million in the prior period, primarily due to higher costs applicable to sales and lower metal sales volumes, partially offset by higher realized metal prices. Changes in working capital during the quarter were $104 million, reflecting tax payments in Mexico, semi-annual interest payments on the Company’s 2029 5.125% Senior Notes and New Gold’s 2032 6.875% Senior Notes, as well as New Gold transaction-related and annual incentive compensation payments.
First quarter capital expenditures were $74 million compared to $61 million in the prior period. Sustaining and development capital expenditures accounted for approximately $63 million and $11 million, or 85% and 15%, respectively, of Coeur’s total capital investment during the quarter.

Operations
First quarter 2026 highlights for each of the Company’s operations are provided below.
New Afton, Canada

(Dollars in millions, except per ounce amounts)	1Q 2026	4Q 2025	3Q 2025	2Q 2025	1Q 2025
Tonnes milled	134,385	—	—	—	—
Average gold grade (grams/tonne)	0.44	—	—	—	—
Average copper grade (grams/tonne)	0.48	—	—	—	—
Average recovery rate – Au	87.4%	—%	—%	—%	—%
Average recovery rate – Cu	94.8%	—%	—%	—%	—%
Gold ounces produced	1,651	—	—	—	—
Silver ounces produced (000’s)	4	—	—	—	—
Copper pounds produced (000’s)	1,360	—	—	—	—
Gold ounces sold	3,906	—	—	—	—
Silver ounces sold (000’s)	9	—	—	—	—
Copper pounds sold (000’s)	3,385	—	—	—	—
Average realized price per gold ounce	$4,733	$—	$—	$—	$—
Average realized price per copper pound	$5.55	$—	$—	$—	$—
Metal sales	$37.8	$—	$—	$—	$—
Costs applicable to sales[2]	$36.2	$—	$—	$—	$—
Adjusted CAS per AuOz[1]	$4,488	$—	$—	$—	$—
Adjusted CAS per CuLb[1]	$5.36	$—	$—	$—	$—
Exploration expense	$0.3	$—	$—	$—	$—
Cash flow from operating activities	$24.6	$—	$—	$—	$—
Sustaining capital expenditures (excludes capital lease payments)	$—	$—	$—	$—	$—
Development capital expenditures	$—	$—	$—	$—	$—
Total capital expenditures	$—	$—	$—	$—	$—
Free cash flow[1]	$24.6	$—	$—	$—	$—
Operational
•Quarterly production and costs reflect approximately eleven days of the first quarter, following the closing of the New Gold transaction on March 20, 2026
•Throughput is expected to ramp up to 15,000 tonnes per day from the C-Zone during the first half of 2026
•C-Zone cave construction was finalized with drawbell blasting completed
Financial
•Copper, gold, and silver accounted for approximately 50%, 49%, and 1%, respectively, of revenue during the quarter
•First quarter adjusted CAS1 for copper and gold on a by-product basis totaled $5.36 and $4,488 per pound and ounce, respectively. CAS1 per copper pound and gold ounce includes the non-cash impact of the $20.5 million of purchase price allocation ascribed to inventory, which added $3.10 per pound to the copper CAS1 and $2,560 per ounce to the gold CAS1
•Free cash flow1 in the first quarter totaled $25 million
Exploration
•Exploration investment in the first quarter totaled approximately $0.3 million (substantially all expensed)

•Key exploration goals for 2026 include infill drilling of inferred resources in the K-Zone resource cave shape and expansion of the overall measured, indicated and inferred resources in the K-Zone
•During the quarter, up to five underground drill rigs were active, with drilling aimed at upgrading the 5.9 million tonnes of inferred resources in the K-Zone into measured and indicated, in support of the feasibility study expected to commence in the second half of the year. Results received to date are encouraging with mineralization grades and widths meeting expectations
•Scout and expansion drilling during the quarter was focused on lateral extension of the K-Zone in the southeast and west. Drilling occurred to the west of the K-Zone, back toward D-Zone, intersected high grades and widths over an additional 150 meters of strike length, with similar results over an additional 125 meters to the southeast. These results continue to indicate significant upside potential at the K-Zone
•2026 drilling further to the east is expected to commence early in the second quarter from an underground exploration drift
Guidance
•Prorated production reflecting nine months of contribution is expected to be 60,000 - 80,000 ounces of gold, 50 - 65 million pounds of copper, and 130,000 - 180,000 ounces of silver
•Prorated adjusted CAS1 reflecting nine months of results are expected to be $1,000 - $1,200 per gold ounce and $1.20 - $1.35 per pound of copper which includes $134 per ounce of gold and $0.15 per pound of copper of non-cash impacts relating to the purchase price allocation ascribed to short-term inventory
•Prorated capital expenditures reflecting nine months of ownership expected to be $51 - $61 million, driven by C-Zone development and cave construction completion, ongoing drawbell rehabilitation, and K-Zone development
•Prorated exploration investment reflecting nine months of activity is expected to be $19 - $23 million ($17 - $19 million expensed and $2 - $4 million capitalized)

Rainy River, Canada

(Dollars in millions, except per ounce amounts)	1Q 2026	4Q 2025	3Q 2025	2Q 2025	1Q 2025
Tonnes milled	225,632	—	—	—	—
Average gold grade (grams/tonne)	0.87	—	—	—	—
Average recovery rate – Au	90.1%	—%	—%	—%	—%
Gold ounces produced	12,494	—	—	—	—
Silver ounces produced (000’s)	19	—	—	—	—
Gold ounces sold	21,407	—	—	—	—
Silver ounces sold (000’s)	32	—	—	—	—
Average realized price per gold ounce	$4,401	$—	$—	$—	$—
Metal sales	$96.4	$—	$—	$—	$—
Costs applicable to sales[2]	$92.4	$—	$—	$—	$—
Adjusted CAS per AuOz[1]	$4,215	$—	$—	$—	$—
Exploration expense	$0.4	$—	$—	$—	$—
Cash flow from operating activities	$90.0	$—	$—	$—	$—
Sustaining capital expenditures (excludes capital lease payments)	$6.4	$—	$—	$—	$—
Development capital expenditures	$—	$—	$—	$—	$—
Total capital expenditures	$6.4	$—	$—	$—	$—
Free cash flow[1]	$83.6	$—	$—	$—	$—
Operational
•Quarterly production and costs reflect approximately eleven days of the first quarter, following the closing of the New Gold transaction on March 20, 2026
•Underground production ramp-up is expected to continue throughout 2026
•Phase 5 open pit stripping remains on schedule
Financial
•First quarter adjusted CAS1 for gold on a by-product basis totaled $4,215 per ounce. CAS1 per gold ounce includes the non-cash impact of the $64.8 million of purchase price allocation ascribed to inventory, which added $3,026 per ounce to the gold CAS1
•Free cash flow1 in the first quarter totaled $84 million
Exploration
•Exploration investment in the first quarter totaled approximately $0.4 million (substantially all expensed)
•Exploration in 2026 is focused on supporting the transition to underground mining by continuing to extend known shoots down-plunge, assess near-mine opportunities for additional open pit resources and explore new targets to further build the resource pipeline
•During the period, up to three rigs were active in the near-mine area. A key focus was expansion drilling on the down-plunge extensions to ODM Main and Zone 17 which yielded excellent results, including ODM Main being extended by 150 meters and Zone 17 by 200 meters
•In addition to expansion drilling, infill drilling in the 433 Zone has demonstrated continuity between previously planned stopes, demonstrating potential for an upgrade to this Zone
•Preparations for the summer field season are well underway, with work expected to begin in the second quarter
Guidance

•Prorated production reflecting nine months of contributions is expected to be 230,000 - 275,000 ounces of gold and 350,000 - 450,000 ounces of silver
•Prorated adjusted CAS1 reflecting nine months of results are expected to be $2,150 - $2,350 per gold ounce, which includes $675 per ounce of non-cash impacts relating to the purchase price allocation ascribed to short-term inventory, $155 per ounce for deferred stripping and $239 per ounce for the Royal Gold stream
•Prorated capital expenditures reflecting nine months of ownership are expected to be $81 - $101 million, reflecting investments in underground mine development and infrastructure, as well as the tailings management area perimeter dam raise
•Prorated exploration investment reflecting nine months of activity is expected to be $8 - $10 million (substantially all expensed)

Las Chispas, Mexico

(Dollars in millions, except per ounce amounts)	1Q 2026	4Q 2025	3Q 2025	2Q 2025	1Q 2025
Tonnes milled	119,197	114,814	126,930	107,410	53,857
Average gold grade (grams/tonne)	4.0	4.4	3.7	5.0	4.4
Average silver grade (grams/tonne)	389	411	354	457	436
Average recovery rate – Au	99.1%	89.9%	97.9%	98.6%	98.6%
Average recovery rate – Ag	99.4%	90.3%	97.8%	98.5%	98.1%
Gold ounces produced	15,031	14,719	16,540	16,271	7,175
Silver ounces produced (000’s)	1,481	1,371	1,572	1,489	714
Gold ounces sold	14,898	14,819	17,800	16,025	9,607
Silver ounces sold (000’s)	1,461	1,367	1,675	1,479	924
Average realized price per gold ounce	$4,857	$4,131	$3,427	$3,315	$2,902
Average realized price per silver ounce	$83.03	$53.68	$38.89	$33.48	$32.63
Metal sales	$193.6	$134.6	$126.1	$102.7	$58.0
Costs applicable to sales[2]	$31.5	$33.1	$68.1	$57.7	$42.8
Adjusted CAS per AuOz[1]	$775	$1,010	$1,836	$1,857	$2,095
Adjusted CAS per AgOz[1]	$13.46	$13.37	$21.13	$18.57	$23.61
Exploration expense	$3.5	$2.7	$2.5	$3.3	$1.9
Cash flow from operating activities[4]	$88.7	$92.3	$75.9	$58.6	$97.1
Sustaining capital expenditures (excludes capital lease payments)	$12.5	$13.8	$9.8	$9.2	$5.3
Development capital expenditures	$—	$—	$—	$—	$—
Total capital expenditures	$12.5	$13.8	$9.8	$9.2	$5.3
Free cash flow[1,4]	$76.2	$78.5	$66.1	$49.4	$91.8
Operational
•First quarter silver and gold production totaled 1.5 million and 15,031 ounces, respectively, compared to 1.4 million and 14,719 ounces in the prior period and 0.7 million and 7,175 ounces in the first quarter of 2025, which reflects approximately 1.5 months of production following the closing of the SilverCrest transaction on February 14, 2025
•Production during the quarter was driven by higher tonnes milled, partially offset by lower grades
Financial
•Silver and gold accounted for approximately 63% and 37%, respectively, of revenue during the quarter
•First quarter adjusted CAS1 for silver and gold on a co-product basis totaled $13.46 and $775 per ounce, respectively

•Free cash flow1 in the first quarter totaled $76 million compared to $79 million in the prior period despite over $61 million paid in taxes during the quarter (with $18 million paid in the fourth quarter of 2025)
Exploration
•Exploration investment in the first quarter totaled approximately $6 million ($4 million expensed and $2 million capitalized) compared to $7 million ($3 million expensed and $4 million capitalized) in the prior period
•Key exploration goals in 2026 are to maintain expansion and infill drilling on veins in the Babicanora and Las Chispas Blocks and undertake scout drilling to identify new vein targets and replenish inferred inventory for future conversion
•Up to seven rigs were in operation in the Las Chispas Block and the Gap Zone (three on surface and four underground), and up to seven rigs were in operation at Babicanora
•Drilling in the Las Chispas and Babicanora Blocks during the quarter was primarily focused on expansion and infill drilling of known veins. On the Las Chispas Block, key targets included Augusta, Promesa and William Tell veins, with excellent results received from all veins. On the Babicanora Block, drilling focused on the Babi Main, Babi Sur and El Muerto veins, with several results pending
•Scout drilling was conducted within the same blocks during the quarter with results expected later in 2026
•The Cumaro scout target (in the northeast of Las Chispas Block) was mapped in detail over 400 meters of strike to improve targeting for further drill testing
Guidance
•Full-year 2026 production is expected to be 55,000 - 65,000 ounces of gold and 5.5 - 6.3 million ounces of silver
•Adjusted CAS1 in 2026 are expected to be $750 - $950 per gold ounce and $12.50 - $14.50 per silver ounce
•Capital expenditures in 2026 are expected to be $71 - $84 million, consisting primarily of sustaining capital and underground development
•Exploration investment in 2026 is expected to be $21 - $26 million ($11 - $14 million expensed and $10 - $12 million capitalized)

Palmarejo, Mexico

(Dollars in millions, except per ounce amounts)	1Q 2026	4Q 2025	3Q 2025	2Q 2025	1Q 2025
Tonnes milled	441,721	470,127	440,227	438,968	399,996
Average gold grade (grams/tonne)	1.7	1.8	1.8	2.1	1.9
Average silver grade (grams/tonne)	116	117	119	139	149
Average recovery rate – Au	96.2%	93.9%	95.0%	92.9%	95.2%
Average recovery rate – Ag	89.6%	88.8%	89.9%	88.6%	87.4%
Gold ounces produced	22,918	25,662	24,802	27,272	23,032
Silver ounces produced (000’s)	1,475	1,566	1,514	1,741	1,680
Gold ounces sold	22,935	24,378	26,850	26,782	22,713
Silver ounces sold (000’s)	1,468	1,510	1,633	1,720	1,636
Average realized price per gold ounce	$2,811	$2,492	$2,144	$2,093	$1,924
Average realized price per silver ounce	$84.29	$54.26	$38.97	$33.76	$31.85
Metal sales	$188.3	$142.7	$121.2	$114.1	$95.8
Costs applicable to sales[2]	$51.2	$48.3	$51.0	$48.7	$43.7
Adjusted CAS per AuOz[1]	$758	$847	$887	$888	$882
Adjusted CAS per AgOz[1]	$22.99	$18.13	$16.44	$14.39	$14.37
Exploration expense	$4.6	$4.9	$5.7	$4.0	$3.9
Cash flow from operating activities	$72.8	$70.8	$52.6	$47.9	$8.7
Sustaining capital expenditures (excludes capital lease payments)	$6.8	$5.2	$4.3	$3.6	$2.5
Development capital expenditures	$1.7	$3.1	$1.4	$2.0	$3.4
Total capital expenditures	$8.5	$8.3	$5.7	$5.6	$5.9
Free cash flow[1]	$64.3	$62.5	$46.9	$42.3	$2.8
Operational
•First quarter silver and gold production totaled 1.5 million and 22,918 ounces, respectively, compared to 1.6 million and 25,662 ounces in the prior period and 1.7 million and 23,032 ounces in the first quarter of 2025
•Production during the quarter was impacted by fewer tonnes milled, partially offset by higher recoveries
Financial
•Silver and gold accounted for approximately 66% and 34%, respectively, of revenue during the quarter
•First quarter adjusted CAS1 for silver and gold on a co-product basis totaled $22.99 and $758 per ounce, respectively
•Capital expenditures increased to $9 million compared to $8 million in the prior period
•Free cash flow1 in the first quarter totaled $64 million compared to $63 million in the prior period despite over $62 million in taxes paid during the quarter (with $15 million paid in the fourth quarter of 2025)
Exploration
•Exploration investment for the first quarter totaled approximately $6 million ($5 million expensed and $1 million capitalized), consistent with the prior period
•Exploration utilized up to nine rigs during the first quarter, including step-out drilling along the Hidalgo Corridor (Hidalgo and Libertad trends), at Barrera Norte, Independencia Sur and over Guazapares targets

•Exploration in 2026 is focused on building reserves and resources near mine infrastructure while developing a significant pipeline to the east in the area unaffected by the Franco-Nevada gold stream agreement, where over 70% of the exploration budget is expected to be spent this year
•During the quarter, infill drilling commenced at Independencia Sur with excellent grades and width received over a 200-meter strike length and 200 meters vertically. Mineralization is directly along strike from the Independencia deposit and is located outside the area affected by the Franco-Nevada gold stream
•In the Guazapares region located further to the East and also outside the Franco-Nevada gold stream area of interest, drilling focused on the San Miguel and La Union deposits to expand and build on measured and inferred ounces generated during 2025. Drilling is progressing ahead of schedule at San Miguel with results received to date demonstrating high grades over excellent widths and extending the deposit along strike and at depth. Many targets in the Guazapares region crop out at surface unlike most deposits in the mine trend. This allows for faster and easier exploration
Other
•11,692 ounces or approximately 51% of Palmarejo’s gold sales in the first quarter were sold under the gold stream agreement with Franco-Nevada at a price of $800 per ounce. The Company anticipates approximately 40% - 50% of Palmarejo’s 2026 gold sales will be sold under the gold stream agreement
Guidance
•Full-year 2026 production is expected to be 95,000 - 105,000 ounces of gold and 6.25 - 7.0 million ounces of silver
•Adjusted CAS1 in 2026 are expected to be $700 - $900 per gold ounce and $21.50 - $23.50 per silver ounce
•Capital expenditures in 2026 are expected to be $35 - $41 million, consisting primarily of sustaining capital and underground development
•Exploration investment in 2026 is expected to be $24 - $28 million ($22 - $24 million expensed and $2 - $4 million capitalized)

Rochester, United States

(Dollars in millions, except per ounce amounts)	1Q 2026	4Q 2025	3Q 2025	2Q 2025	1Q 2025
Ore tonnes placed	6,724,626	9,275,732	7,535,326	7,122,912	6,338,796
Average silver grade (grams/tonne)	12	17	19	20	20
Average gold grade (grams/tonne)	0.1	0.1	0.1	0.1	0.1
Silver ounces produced (000’s)	1,394	1,748	1,644	1,456	1,284
Gold ounces produced	14,112	17,722	14,801	14,302	13,353
Silver ounces sold (000’s)	1,387	1,701	1,656	1,438	1,282
Gold ounces sold	14,090	18,043	13,975	13,881	14,713
Average realized price per silver ounce	$81.59	$54.85	$38.95	$33.88	$31.86
Average realized price per gold ounce	$4,843	$4,139	$3,431	$3,333	$2,840
Metal sales	$181.4	$167.9	$112.5	$95.0	$82.6
Costs applicable to sales[2]	$53.8	$60.7	$52.0	$47.9	$48.5
Adjusted CAS per AgOz[1]	$23.74	$19.69	$17.73	$16.83	$18.41
Adjusted CAS per AuOz[1]	$1,432	$1,458	$1,585	$1,675	$1,670
Prepayment, working capital cash flow	$—	$—	$—	$—	$(17.5)
Exploration expense	$0.9	$2.7	$3.2	$1.2	$1.5
Cash flow from operating activities	$84.7	$92.6	$41.2	$39.6	$(7.0)
Sustaining capital expenditures (excludes capital lease payments)	$18.6	$13.1	$7.5	$20.7	$8.5
Development capital expenditures	$4.2	$1.7	$4.1	$3.8	$6.4
Total capital expenditures	$22.8	$14.8	$11.6	$24.5	$14.9
Free cash flow[1]	$61.9	$77.8	$29.6	$15.1	$(21.9)
Operational
•Silver and gold production in the first quarter totaled 1.4 million and 14,112 ounces, respectively, compared to 1.7 million and 17,722 ounces in the prior period and 1.3 million and 13,353 ounces in the first quarter of 2025. The decrease from the prior period related to lower planned grades due to positioning in the open pit, several planned down days for maintenance activities on the crusher, and lower placement rates of crushed and direct-to-pad material due to overliner hauling for the ongoing pad leach expansion
•Ore tonnes placed through the crushing circuit totaled 5.9 million tonnes compared to 6.4 million tonnes in the prior quarter. Tonnes placed during the quarter totaled 6.7 million tonnes, compared to 9.3 million tonnes in the prior period, reflecting lower direct-to-pad material placement as additional fleet capacity was redirected to accelerate removal of legacy leach pads at East Rochester in preparation for mining later this year
Financial
•Silver and gold accounted for approximately 62% and 38%, respectively, of revenue during the quarter
•First quarter adjusted CAS1 for silver and gold on a co-product basis totaled $23.74 and $1,432 per ounce, respectively
•Capital expenditures increased to $23 million compared to $15 million in the prior period, driven by activities related to the next phase of the Stage 6 leach pad development
•Free cash flow1 in the first quarter totaled $62 million compared to $78 million in the prior period driven by higher prices offset by lower production, the timing of the annual property tax payments to Pershing County and higher royalty costs
Exploration

•Exploration investment in the first quarter totaled approximately $2 million ($1 million expensed and $1 million capitalized) compared to roughly $3 million (substantially all expensed) in the prior quarter
•In the first half of 2026, exploration drilling to support the future POA 12 expansion is expected to be completed, with drilling in the second half of the year expected to transition to target generation, condemnation and scout drilling
•One rig was active during the quarter conducting infill drilling at the Wedge target in East Rochester. Limited results received thus far indicate grade continuity, with additional assays pending
•Significant data integration and analysis is occurring for targets that plan to be drilled in the second half of the year
Guidance
•Full-year 2026 production is expected to be 6.4 - 7.8 million ounces of silver and 70,000 - 90,000 ounces of gold
•Adjusted CAS1 in 2026 are expected to be $23.00 - $25.00 per silver ounce and $1,350 - $1,550 per gold ounce
•Capital expenditures in 2026 are expected to be $96 - $110 million, which includes projects related to the Phase 2 development of the Stage 6 leach pad and modifications after startup of the crusher corridor
•Exploration investment in 2026 is expected to be $14 - $17 million ($7 - $9 million expensed and $7 - $8 million capitalized)

Kensington, United States

(Dollars in millions, except per ounce amounts)	1Q 2026	4Q 2025	3Q 2025	2Q 2025	1Q 2025
Tonnes milled	157,253	178,513	171,190	174,333	168,142
Average gold grade (grams/tonne)	4.5	5.6	5.5	5.2	4.5
Average recovery rate	91.2%	92.7%	90.5%	91.8%	93.3%
Gold ounces produced	20,525	29,567	27,231	26,555	22,715
Gold ounces sold	21,267	28,715	28,011	26,751	22,205
Average realized price per gold ounce, gross	$5,187	$4,379	$3,588	$3,410	$2,990
Treatment and refining charges per gold ounce	$70	$67	$56	$56	$53
Average realized price per gold ounce, net	$5,117	$4,312	$3,532	$3,354	$2,937
Metal sales	$108.8	$123.8	$98.9	$89.8	$65.2
Costs applicable to sales[2]	$47.8	$44.1	$46.7	$46.1	$42.2
Adjusted CAS per AuOz[1]	$2,246	$1,533	$1,659	$1,713	$1,882
Prepayment, working capital cash flow	$—	$—	$—	$—	$(12.1)
Exploration expense	$2.5	$0.8	$2.2	$1.5	$3.3
Cash flow from operating activities	$53.3	$69.0	$46.4	$36.0	$5.9
Sustaining capital expenditures (excludes capital lease payments)	$8.5	$9.4	$9.4	$12.3	$15.2
Development capital expenditures	$0.6	$8.8	$6.2	$4.0	$0.3
Total capital expenditures	$9.1	$18.2	$15.6	$16.3	$15.5
Free cash flow[1]	$44.2	$50.8	$30.8	$19.7	$(9.6)
Operational
•Gold production in the first quarter totaled 20,525 ounces compared to 29,567 ounces in the prior period and 22,715 ounces in the first quarter of 2025
•Production during the quarter was impacted by mine sequencing and planned mill maintenance

Financial
•First quarter adjusted CAS1 increased 47% quarter over quarter to $2,246 per ounce, due primarily to lower production, and higher labor, maintenance and royalty costs
•Capital expenditures decreased 50% quarter over quarter to $9 million
•Free cash flow1 in the first quarter totaled $44 million compared to $51 million in the prior period
Exploration
•Exploration investment in the first quarter totaled approximately $4 million ($3 million expensed and $2 million capitalized), compared to $2 million ($1 million expensed and $1 million capitalized) in the prior period
•Exploration in 2026 is focused on maintaining a five-year reserves-based life of mine and beginning to develop the inferred pipeline
•During the quarter, up to four rigs were active with the key focus on the Zone 30B, Cookhouse and Bunkhouse targets
•Scout, expansion and infill drilling was conducted on Zone 30B to continue to trace the zone to the south and down dip. Results to date demonstrate a down-dip extension of 100 meters with results pending for drillholes along strike
•Drilling during the quarter also focused on two scout targets, Cookhouse and Bunkhouse located between Elmira and Kensington. Most results are pending
Guidance
•Full-year 2026 production is expected to be 98,000 - 110,000 gold ounces
•Adjusted CAS1 in 2026 are expected to be $1,750 - $1,950 per gold ounce
•Capital expenditures in 2026 are expected to be $54 - $63 million, which includes investment related to raising the main tailings storage facility embankment, expected to be completed this year
•Exploration investment in 2026 is expected to be $14 - $15 million ($8 - $9 million expensed and $6 - $6 million capitalized)

Wharf, United States

(Dollars in millions, except per ounce amounts)	1Q 2026	4Q 2025	3Q 2025	2Q 2025	1Q 2025
Ore tonnes placed	366,184	595,737	1,220,764	1,002,988	937,756
Average gold grade (grams/tonne)	1.1	0.9	1.0	1.2	0.7
Gold ounces produced	9,772	24,759	27,990	24,087	20,491
Silver ounces produced (000’s)	15	24	25	36	51
Gold ounces sold	9,917	25,318	27,859	23,509	20,078
Silver ounces sold (000’s)	15	27	22	35	50
Average realized price per gold ounce	$4,902	$4,120	$3,412	$3,315	$2,827
Metal sales	$49.9	$105.8	$95.9	$79.1	$58.4
Costs applicable to sales[2]	$17.0	$30.0	$30.9	$29.0	$27.0
Adjusted CAS per AuOz[1]	$1,588	$1,121	$1,079	$1,175	$1,260
Prepayment, working capital cash flow	$—	$—	$—	$—	$(12.5)
Exploration expense	$3.2	$0.6	$0.7	$3.5	$2.6
Cash flow from operating activities	$15.3	$65.9	$57.2	$41.4	$15.7
Sustaining capital expenditures (excludes capital lease payments)	$10.0	$2.9	$1.2	$2.3	$6.4
Development capital expenditures	$3.1	$0.7	$2.0	$1.3	$1.0
Total capital expenditures	$13.1	$3.6	$3.2	$3.6	$7.4
Free cash flow[1]	$2.2	$62.3	$54.0	$37.8	$8.3
Operational
•Gold production in the first quarter decreased 61% quarter over quarter to 9,772 ounces compared to 24,759 ounces in the prior period and 20,491 ounces in the first quarter of 2025
•Lower production during the quarter was largely due to fewer ore tonnes placed, partially offset by higher grades
•Ore tonnes placed were lower than the previous quarter due to the impact of fire damage to portions of the tertiary crusher which occurred in November 2025. Crushing was completed via a temporary mobile crusher with a second temporary crusher added early in the second quarter. Commissioning of the repaired crusher is complete and is expected to allow a return to normal crushing and placement rates for the balance of 2026
Financial
•Adjusted CAS1 on a by-product basis increased 42% quarter over quarter to $1,588 per ounce, due to lower ore tonnes placed and higher outside service costs
•Capital expenditures totaled approximately $13 million compared to $4 million in the prior period
•Free cash flow1 in the first quarter totaled $2 million compared to $62 million in the prior period
Exploration
•Exploration investment during the first quarter totaled $3 million (substantially all expensed), compared to $1 million (substantially all expensed) in the prior quarter
•In 2026, exploration programs at Juno and North Foley are expected to build on the 2025 expansion and infill drilling with the aim of adding to both reserves and resources. Other targets, including Annie Creek and Summit Flat, are also expected to undergo expansion and infill drilling, while scout drilling is expected to commence to continue development of the inferred pipeline
•During the first quarter, up to two rigs were active on expansion and infill drilling at Juno and North Foley. Results are in line with expectations and indicate mineralization continues to the north and northeast

•Towards the end of the period, expansion drilling also commenced at Summit Flat target, a program that will continue through the second quarter, with all results pending
Guidance
•Full-year 2026 production is expected to be 72,000 - 90,000 ounces of gold and 50,000 - 200,000 ounces of silver
•Adjusted CAS1 in 2026 are expected to be $1,400 - $1,600 per gold ounce
•Capital expenditures in 2026 are expected to be $17 - $23 million, which reflects remediation of the existing crusher and planned infrastructure upgrades
•Exploration investment in 2026 is expected to be $10 - $12 million ($8 - $9 million expensed and $2 - $3 million capitalized)

Exploration
During the first quarter, Coeur invested approximately $32 million ($26 million expensed and $6 million capitalized), compared to roughly $25 million ($19 million expensed and $7 million capitalized) in the prior period.
The Company’s exploration investment in 2026 is expected to total $118 - $132 million for expansion drilling (classified as exploration expense) and $29 - $37 million for infill drilling (capitalized exploration) for a total expected investment of $147 - $169 million.
Top exploration priorities for 2026 are: (i) continuing to extend and infill known deposits to support future life of mine, and building the inferred pipeline at Las Chispas, in addition to restarting regional exploration; (ii) infill drilling at Hidalgo and Independencia Sur to support near-term life of mine additions at Palmarejo, also building the inferred pipeline to provide optionality to the operation, with particular emphasis on East Palmarejo outside the Franco-Nevada gold stream area of interest; (iii) completing drilling to support the next stage of mine permit expansion at Rochester, along with regional studies and scout drilling across the district to build the exploration pipeline; (iv) maintaining a five-year reserve-based mine life at Kensington and increasing focus on scout drilling to add inferred resources; (v) continuing the expansion and infill programs at Wharf to further add to the life of mine and conduct district-scale work to support long-term mine life additions; (vi) drilling programs to support the study program and continue expanding the resource base at Silvertip through a combination of scout, expansion and infill drilling, totaling approximately $35 million; (vii) infill and expansion drilling at the K-Zone at New Afton and (viii) expansion drilling of underground shoots at Rainy River, testing of additional open-pit opportunities and commencing more aggressive regional exploration.

2026 Guidance
The Company has reaffirmed its full-year 2026 guidance, including production, CAS, capital expenditures, depreciation, depletion and amortization (“DD&A”), exploration, general and administrative expenses (“G&A”), and income and mining tax.
Overall cost guidance reflects higher expected royalty expense driven by stronger realized metal prices, particularly at Rochester, the impact of a stronger Mexican peso, inflation of 3% to 5% across the portfolio, and higher planned maintenance costs. For our co-product mines (New Afton, Las Chispas, Palmarejo, and Rochester), costs are allocated to gold, silver, and copper based on their relative revenue contribution. Given the higher expected contribution of silver to total revenue due to the outperformance of silver’s price relative to the gold price, silver CAS per ounce is expected to be higher in 2026, consistent with the trend seen in the second half of 2025.

2026 Production Guidance

	Gold	Silver	Copper
	(oz)	(K oz)	(M lbs)
New Afton	60,000 - 80,000	130 - 180	50 - 65
Rainy River	230,000 - 275,000	350 - 450	—
Las Chispas	55,000 - 65,000	5,500 - 6,300	—
Palmarejo	95,000 - 105,000	6,250 - 7,000	—
Rochester	70,000 - 90,000	6,400 - 7,800	—
Kensington	98,000 - 110,000	—	—
Wharf	72,000 - 90,000	50 - 200	—
Total	680,000 - 815,000	18,680 - 21,930	50 - 65

2026 Adjusted Costs Applicable to Sales Guidance

	Gold	Silver	Copper
	($/oz)	($/oz)	($/lb)
New Afton (co-product)[5]	$1,000 - $1,200	—	$1.20 - $1.35
Rainy River (by-product)[6]	$2,150 - $2,350	—	—
Las Chispas (co-product)	$750 - $950	$12.50 - $14.50	—
Palmarejo (co-product)	$700 - $900	$21.50 - $23.50	—
Rochester (co-product)	$1,350 - $1,550	$23.00 - $25.00	—
Kensington	$1,750 - $1,950	—	—
Wharf (by-product)	$1,400 - $1,600	—	—

2026 Capital, DD&A, Exploration, G&A and Income and Mining Tax Guidance

($M)
Capital Expenditures, Sustaining	$291 - $337
Capital Expenditures, Development	$146 - $189
Exploration, Expensed	$118 - $132
Exploration, Capitalized	$29 - $37
General & Administrative Expenses	$90 - $100
Cash Income and Mining Taxes	$475 - $600
Amortization	$1,200 - $1,400
Effective Tax Rate (%)	30% - 36%

Note: The Company’s guidance figures assume estimated prices of $4,550/oz gold, $77.50/oz silver, and $5.00/lb copper, as well as CAD of 1.38 and MXN of 18.00. Guidance figures exclude the impact of any metal sales or foreign exchange hedges.

The normalized effective tax rate excludes items that are not reflective of Coeur’s underlying performance, such as the impacts of foreign currency on deferred taxes, taxes related to prior periods, and one-time, non-cash, tax valuation allowance adjustments.

Financial Results and Conference Call
Coeur will host a conference call to discuss its first quarter 2026 financial results on May 7, 2026 at 11:00 a.m. Eastern Time.

Dial-In Numbers:        (855) 560-2581 (U.S./Canada)
        (412) 542-4166 (International)
Conference ID:        Coeur Mining

Hosting the call will be Mitchell J. Krebs, Chairman, President and Chief Executive Officer of Coeur, who will be joined by Thomas S. Whelan, Executive Vice President and Chief Financial Officer, Michael “Mick” Routledge, Executive Vice President and Chief Operating Officer, and other members of management. A replay of the call will be available through May 14, 2026.

Replay numbers:        (855) 669-9658 (U.S./Canada)
        (412) 317-0088 (International)
Conference ID:        197 07 92

About Coeur
Coeur Mining, Inc. is a U.S.-based, well-diversified, growing precious metals producer with seven wholly-owned operations: the New Afton gold-copper mine in British Columbia, Canada, the Rainy River gold-silver mine in Ontario, Canada, the Las Chispas silver-gold mine in Sonora, Mexico, the Palmarejo gold-silver mine in Chihuahua, Mexico, the Rochester silver-gold mine in Nevada, the Kensington gold mine in Alaska and the Wharf gold mine in South Dakota. In addition, the Company wholly-owns the Silvertip polymetallic critical minerals exploration project in British Columbia, Canada.

Cautionary Statements
This news release contains forward-looking statements within the meaning of securities legislation in the United States and Canada, including statements regarding EBITDA, cash flow, production, costs, capital expenditures, tax rates and treatment, exploration and development efforts and plans and potential impacts on reserves and resources, mine lives and expected extensions, the Franco-Nevada gold stream agreement at Palmarejo, anticipated production, and costs and expenses and operations at New Afton, Rainy River, Las Chispas, Palmarejo, Rochester, Kensington and Wharf. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause Coeur’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, among others, the risk that anticipated production, cost and expense levels are not attained, the risks and hazards inherent in the mining business (including risks inherent in developing and expanding large-scale mining projects, environmental hazards, industrial accidents, weather or geologically-related conditions), changes in the market prices of gold, silver and copper, and a sustained lower price or higher treatment and refining charge environment, the uncertainties inherent in Coeur’s production, exploration and development activities, including risks relating to permitting and regulatory delays (including the impact of government shutdowns) and mining law changes, ground conditions, grade and recovery variability, any future labor disputes or work stoppages (involving the Company and its subsidiaries or third parties), the risk of adverse outcomes in litigation, the uncertainties inherent in the estimation of mineral reserves and resources, impacts from Coeur’s future acquisition of new mining properties or businesses, risks associated with the integration of the New Afton and Rainy River mines following the acquisition of New Gold Inc., the loss of access or insolvency of any third-party refiner or smelter to whom Coeur markets its production, materials and equipment availability, inflationary pressures, changes in applicable tax laws or regulatory interpretations, impacts from tariffs or other trade barriers, continued access to financing sources, the effects of environmental and other governmental regulations and government shut-downs, the risks inherent in the ownership or operation of or investment in mining properties or businesses in foreign countries, the ability to maintain positive relationships with indigenous groups and other community stakeholders, Coeur’s ability to raise additional financing necessary to conduct its business, make payments or refinance its debt, as well as other uncertainties and risk factors set out in filings made from time to time with the United States Securities and Exchange Commission, and the Canadian securities regulators, including, without limitation, Coeur’s most recent reports on Form 10-K and Form 10-Q. Actual results, developments and timetables could vary significantly from the estimates presented. Readers are cautioned not to put undue reliance on forward-looking statements. Coeur disclaims any intent or obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise. Additionally, Coeur undertakes no obligation to comment on analyses, expectations or statements made by third parties in respect of Coeur, its financial or operating results or its securities. This does not constitute an offer of any securities for sale.

The scientific and technical information concerning our mineral projects in this news release have been reviewed and approved by a “qualified person” under Item 1300 of SEC Regulation S-K, namely our Senior Vice President, Technical Services, Christopher Pascoe. For a description of the key assumptions, parameters and methods used to estimate mineral reserves and mineral resources, as well as data verification procedures and a general discussion of the extent to which the estimates may be affected by any known environmental, permitting, legal, title, taxation, sociopolitical, marketing or other relevant factors, please review the Technical Report Summaries for each of the Company’s material properties which are available at www.sec.gov.

Non-U.S. GAAP Measures
We supplement the reporting of our financial information determined under United States generally accepted accounting principles (“U.S. GAAP”) with certain non-U.S. GAAP financial measures, including EBITDA, adjusted EBITDA, adjusted EBITDA margin, free cash flow, adjusted net income (loss), operating cash flow before changes in working capital and adjusted costs applicable to sales per ounce. We believe that these adjusted measures provide meaningful information to assist management, investors and analysts in understanding our financial results and assessing our prospects for future performance. We believe these adjusted financial measures are important indicators of our recurring operations because they exclude items that may not be indicative of, or are unrelated to our core operating results, and provide a better baseline for analyzing trends in our underlying businesses. We believe EBITDA, adjusted EBITDA, adjusted EBITDA margin, free cash flow, adjusted net income (loss) and adjusted costs applicable to sales per ounce are important measures in assessing the Company’s overall financial performance. For additional explanation regarding our use of non-U.S. GAAP financial measures, please refer to our Form 10-K for the year ended December 31, 2025.

Notes
1.    EBITDA, adjusted EBITDA, adjusted EBITDA margin, free cash flow, adjusted net income (loss), operating cash flow before changes in working capital and adjusted costs applicable to sales per ounce (gold and silver) are non-GAAP measures. Please see tables in the Appendix for the reconciliation to U.S. GAAP. Free cash flow is defined as cash flow from operating activities less capital expenditures. Liquidity is defined as cash and cash equivalents plus availability under the Company’s RCF. Future borrowing under the RCF may be subject to certain financial covenants. Please see tables in Appendix for the calculation of consolidated free cash flow and liquidity. The amounts shown in this news release for costs applicable to sales (CAS) per ounce for Las Chispas, adjusted EBITDA, and adjusted net income from continuing operations are presented on a different basis compared to the amounts reported in the news releases reporting results for the first, second, and third quarters of 2025 as a result of revisions to “Acquisition Accounting”. Based on discussions with the SEC staff in the course of a regular review of Company disclosures, the staff has provided its view that, under its guidance on non-GAAP financial measures, the Company is required to calculate Las Chispas CAS, adjusted EBITDA and adjusted net income using the fair value of Las Chispas’ legacy inventory held as of the Las Chispas acquisition closing date, February 14, 2025, except when calculating the net leverage ratio under the Company’s revolving credit facility (“RCF”) since the RCF contractually provides for certain adjustments to be made. As a result, except when calculating the net leverage ratio under the RCF, the Company is not making adjustments that were intended to calculate non-GAAP financial measures using SilverCrest Metals Inc.’s historical costs of producing legacy inventory as such inventory is sold. In our view, the historical cost remains more indicative of the costs Las Chispas incurred in producing this legacy inventory, and is a better measure of performance, than the acquisition accounting measures of these costs. As a result of removing these adjustments, for the three months ended September 30, June 30, and March 31, 2025, adjusted EBITDA (including last-twelve-months (“LTM”) adjusted EBITDA) and adjusted net income in this release are lower than previously reported, and Las Chispas CAS are higher, except as used in calculation of the net leverage ratio under the RCF, including the impact of the amortization of acquired inventory purchase price allocation of $3.3 million, $33.4 million, $29.7 million, and $27.0 million for the three months ended December 31, September 30, June 30, and March 31, 2025, respectively and an impact of $93.5 million for last-twelve-months. In each case we are also providing separately the amount of the relevant impact of amortizing the non-cash, non-recurring step-up in cost basis for legacy inventory from the acquisition-related fair value accounting, so readers can supplementally assess such amounts to the extent they deem appropriate to understand the normal, recurring cost performance of Las Chispas as well as Company-wide adjusted EBITDA and adjusted net income. To calculate amounts comparable to first, second and third quarter disclosures, which is the methodology the Company’s management uses to assess normal, recurring performance and our lenders use for purposes of calculating the net leverage ratio covenant under our RCF, readers would need to subtract the step-up in cost basis from Las Chispas CAS, and add back the impact of the step-up in cost basis to adjusted EBITDA and adjusted net income.

2. Excludes amortization.
3. Includes capital leases. Net of debt issuance costs and premium received.
4. Includes $72.0 million of monetized finished goods following the SilverCrest acquisition on February 14, 2025.
5. New Afton CAS per gold ounce includes the non-cash impact of the $21 million total of the preliminary purchase price allocation ascribed to inventory, split between gold ($134 per ounce) and copper ($0.15 per pound).
6. Rainy River CAS per gold ounce includes the non-cash impact of $180 million ($675 per ounce) of the preliminary purchase price allocation ascribed to inventory. It also includes $41 million ($155 per ounce) of stripping costs which are required to be capitalized under U.S. GAAP and $93 million ($239 per ounce) related to how the streaming arrangement with Royal Gold A.G., a wholly-owned subsidiary of Royal Gold, Inc. (“Royal Gold”) is reported under U.S. GAAP.

Average Spot Prices

	1Q 2026	4Q 2025	3Q 2025	2Q 2025	1Q 2025
Average Gold Spot Price Per Ounce	$4,873	$4,135	$3,457	$3,280	$2,860
Average Silver Spot Price Per Ounce	$84.33	$54.73	$39.40	$33.68	$31.88
Average Copper Spot Price Per Pound	$5.83	$5.03	$4.44	$4.32	$4.24

For Additional Information
Coeur Mining, Inc.
200 S. Wacker Drive, Suite 2100
Chicago, IL 60606
Attention: Jeff Wilhoit, Senior Director, Investor Relations
Phone: (312) 489-5800
www.coeur.com

Source: Coeur Mining

COEUR MINING, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2026	December 31, 2025
ASSETS	In thousands, except share data
CURRENT ASSETS
Cash and cash equivalents	$843,169	$553,597
Receivables	88,195	69,160
Inventory	567,951	163,330
Ore on leach pads	160,433	157,461
Prepaid expenses and other	50,430	29,129
	1,710,178	972,677
NON-CURRENT ASSETS
Property, plant and equipment and mining properties, net	12,336,584	2,744,884
Goodwill	625,812	625,812
Ore on leach pads	155,357	119,446
Restricted assets	9,139	9,114
Receivables	19,857	19,683
Deferred tax assets	144,586	140,553
Long-term stockpile	237,872	42,076
Other	21,942	21,437
TOTAL ASSETS	$15,261,327	$4,695,682
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$258,161	$148,872
Accrued liabilities and other	166,814	212,213
Debt	14,072	16,996
Reclamation	19,331	15,063
	458,378	393,144
NON-CURRENT LIABILITIES
Debt	747,304	323,537
Reclamation	400,720	262,448
Deferred tax liabilities	3,158,651	322,983
Other long-term liabilities	83,949	80,519
	4,390,624	989,487
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY
Common stock, par value $0.01 per share; authorized 1,300,000,000 shares, 1,034,497,016 issued and outstanding at March 31, 2026 and 642,092,761 at December 31, 2025	10,345	6,421
Additional paid-in capital	12,631,608	5,783,019
Accumulated deficit	(2,229,628)	(2,476,389)
	10,412,325	3,313,051
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$15,261,327	$4,695,682

.

COEUR MINING, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Three Months Ended March 31,
	2026	2025
	In thousands, except share data
Revenue	$856,192	$360,062
COSTS AND EXPENSES
Costs applicable to sales(1)	330,009	204,266
Amortization	99,825	43,093
General and administrative	21,662	13,912
Exploration	25,699	19,682
Pre-development, reclamation, and other	29,827	16,953
Total costs and expenses	507,022	297,906
Income from operations	349,170	62,156
OTHER INCOME (EXPENSE), NET
Gain (loss) on debt extinguishment	(1,554)	—
Fair value adjustments, net	—	(346)
Interest expense, net of capitalized interest	(6,443)	(10,450)
Other, net	7,542	406
Total other expense, net	(455)	(10,390)
Income before income and mining taxes	348,715	51,766
Income and mining tax expense	(101,954)	(18,413)
NET INCOME	$246,761	$33,353
OTHER COMPREHENSIVE INCOME:
Other comprehensive loss	—	—
COMPREHENSIVE INCOME	$246,761	$33,353

NET INCOME PER SHARE
Basic income per share:
Basic	$0.36	$0.06

Diluted	$0.35	$0.06
(1) Excludes amortization.

COEUR MINING, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended March 31,
	2026	2025
	In thousands
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$246,761	$33,353
Adjustments:
Amortization	99,825	43,093
Accretion	4,839	4,732
Deferred taxes	(1,565)	(17,353)
(Gain) loss on debt extinguishment	1,554	—
Fair value adjustments, net	—	346
Stock-based compensation	8,627	3,298
Deferred revenue recognition	(160)	(42,316)
Acquired inventory purchase price allocation	85,362	27,039
Other	(493)	1,524
Changes in operating assets and liabilities:
Receivables	(4,733)	3,945
Prepaid expenses and other current assets	(427)	82,065
Inventory and ore on leach pads	(26,803)	(8,348)
Accounts payable and accrued liabilities	(71,951)	(63,743)
CASH PROVIDED BY OPERATING ACTIVITIES	340,836	67,635
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(74,079)	(50,002)
Acquisitions, net	128,259	103,396
Proceeds from the sale of assets	1,263	—
Other	(70)	(90)
CASH USED IN INVESTING ACTIVITIES	55,373	53,304
CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of common stock	401	302
Issuance of notes and bank borrowings, net of issuance costs	—	99,500
Payments on debt, finance leases, and associated costs	(10,283)	(192,234)
Performance share cash settlement	(41,031)	—
Stock-based compensation tax withholdings and other financing activities	(53,959)	(5,721)
CASH USED IN FINANCING ACTIVITIES	(104,872)	(98,153)
Effect of exchange rate changes on cash and cash equivalents	(1,042)	(292)
INCREASE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	290,295	22,494
Cash, cash equivalents and restricted cash at beginning of period	555,705	56,874
Cash, cash equivalents and restricted cash at end of period	$846,000	$79,368

Adjusted EBITDA Reconciliation

(Dollars in thousands except per share amounts)	LTM 1Q 2026	1Q 2026	4Q 2025	3Q 2025	2Q 2025	1Q 2025
Net income	$799,280	$246,761	$214,969	$266,824	$70,726	$33,353
Interest expense, net of capitalized interest	26,935	6,443	5,968	6,273	8,251	10,450
Income tax provision (benefit)	180,207	101,954	112,539	(96,881)	62,595	18,413
Amortization	307,831	99,825	73,655	72,930	61,421	43,093
EBITDA	1,314,253	454,983	407,131	249,146	202,993	105,309
Fair value adjustments, net	(4)	—	—	—	(4)	346
Foreign exchange (gain) loss	(3,065)	(878)	(4,021)	2,080	(246)	758
Asset retirement obligation accretion	19,804	4,839	5,077	4,988	4,900	4,732
Inventory adjustments and write-downs	5,434	1,097	1,541	1,198	1,598	1,928
(Gain) loss on sale of assets	537	25	282	113	117	186
RMC bankruptcy distribution	(37)	—	—	—	(37)	—
(Gain) loss on debt extinguishment	1,667	1,554	107	6	—	—
Transaction costs	37,432	19,910	14,248	451	2,823	8,887
Kensington royalty settlement	29	—	1	—	28	(95)
Wage and hour litigation settlement	6,542	(517)	61	6,998	—	—
Mexico arbitration matter	2,635	95	57	743	1,740	410
Flow-through share premium	(223)	—	—	(111)	(112)	(585)
Interest income	(6,225)	(6,225)	—	—	—	—
Adjusted EBITDA	$1,378,779	$474,883	$424,484	$265,612	$213,800	$121,876
Revenue	$2,264,631	$554,567	$674,847	$554,567	$480,650	$360,062
Adjusted EBITDA Margin	61%	86%	63%	48%	44%	34%

Adjusted Net Income Reconciliation

(Dollars in thousands except per share amounts)	1Q 2026	4Q25	3Q 2025	2Q 2025	1Q 2025
Net income	$246,761	$214,969	$266,824	$70,726	$33,353
Fair value adjustments, net	—	—	—	(4)	346
Foreign exchange loss (gain)(1)	(2,600)	1,563	11,831	28,072	574
(Gain) loss on sale of assets	25	282	113	117	186
RMC bankruptcy distribution	—	—	—	(37)	—
(Gain) loss on debt extinguishment	1,554	107	6	—	—
Transaction costs	19,910	14,248	451	2,823	8,887
Kensington royalty settlement	—	1	—	28	(95)
Wage and hour litigation settlement	(517)	61	6,998	—	—
Mexico arbitration matter	95	57	743	1,740	410
Flow-through share premium	—	—	(111)	(112)	(585)
Interest income	(6,225)	—	—	—	—
Valuation allowance and tax effect of adjustments	(5,506)	(3,992)	(164,162)	(467)	(2,590)
Adjusted net income	$253,497	$227,296	$122,693	$102,886	$40,486

Adjusted net income per share - Basic	$0.37	$0.36	$0.19	$0.16	$0.08
Adjusted net income per share - Diluted	$0.36	$0.35	$0.19	$0.16	$0.08
(1) Includes the impact of foreign exchange rates on deferred tax balances of $(1.7) million, $5.9 million, $9.8 million, $28.3 million, $(0.2) million for the three months ended March 31, 2026 and three months end December 31 September 30, June 30 and March 31, 2025, respectively.

Consolidated Free Cash Flow Reconciliation

(Dollars in thousands)	1Q 2026	4Q 2025	3Q 2025	2Q 2025	1Q 2025
Cash flow from operations	$340,836	$374,587	$237,706	$206,951	$67,635
Capital expenditures	74,079	61,319	49,034	60,807	50,002
Free cash flow	$266,757	$313,268	$188,672	$146,144	$17,633

Consolidated Operating Cash Flow
Before Changes in Working Capital Reconciliation

(Dollars in thousands)	1Q 2026	4Q 2025	3Q 2025	2Q 2025	1Q 2025
Cash provided by operating activities	$340,836	$374,587	$237,706	$206,951	$67,635
Changes in operating assets and liabilities:
Receivables	4,733	(1,265)	7,132	4,766	(3,945)
Prepaid expenses and other	427	4,366	7,489	(2,424)	(82,065)
Inventories	26,803	24,314	5,011	14,125	8,348
Accounts payable and accrued liabilities	71,951	(84,436)	(18,636)	(61,845)	63,743
Operating cash flow before changes in working capital	$444,750	$317,566	$238,702	$161,573	$53,716

Net Debt and Leverage Ratio

(Dollars in thousands)	1Q 2026	4Q 2025	3Q 2025	2Q 2025	1Q 2025
Total debt	$761,376	$340,533	$363,516	$380,722	$498,269
Cash and cash equivalents	(843,169)	(553,597)	(266,342)	(111,646)	(77,574)
Net debt	$(81,793)	$(213,064)	$97,174	$269,076	$420,695

Net debt	$(81,793)	$(213,064)	$97,174	$269,076	$420,695
Last Twelve Months Adjusted EBITDA	$1,378,779	$1,025,772	$807,817	$634,803	$443,729
Leverage ratio	(0.1)	(0.2)	0.1	0.4	0.9

Reconciliation of Costs Applicable to Sales
for Three Months Ended March 31, 2026

In thousands (except metal sales, per ounce or per pound amounts)	New Afton (1)	Rainy River (2)	Las Chispas	Palmarejo	Rochester	Kensington	Wharf	Silvertip	Total
Costs applicable to sales, including amortization (U.S. GAAP)	$50,453	$109,133	$66,777	$58,037	$69,826	$56,482	$17,917	$956	$429,581
Amortization	(14,214)	(16,689)	(35,319)	(6,789)	(16,043)	(8,669)	(893)	(956)	(99,572)
Costs applicable to sales	$36,239	$92,444	$31,458	$51,248	$53,783	$47,813	$17,024	$—	$330,009
Inventory Adjustments	—	—	(244)	(105)	(681)	(75)	(22)		(1,127)
By-product credit	(556)	(2,203)	—	—	—	22	(1,250)	—	(3,987)
Adjusted costs applicable to sales	$35,683	$90,241	$31,214	$51,143	$53,102	$47,760	$15,752	$—	$324,895

Metal Sales
Gold ounces	3,906	21,407	14,898	22,935	14,090	21,267	9,917	—	108,420
Silver ounces	9,132	31,990	1,460,512	1,468,463	1,386,919	—	14,540	—	4,371,556
Copper pounds	3,385,075								3,385,075

Revenue Split
Gold	49%	100%	37%	34%	38%	100%	100%
Silver			63%	66%	62%
Copper	51%

Adjusted costs applicable to sales
Gold ($/oz)	$4,488	$4,215	$775	$758	$1,432	$2,246	$1,588		$2,032
Silver ($/oz)			$13.46	$22.99	$23.74			$—	$20.01
Copper	$5.36							$—	$5.36
(1) Includes the impact of the preliminary purchase price allocation ascribed to Inventory of $21 million.
(2) Includes the impact of the preliminary purchase price allocation ascribed to Inventory of $65 million.
Reconciliation of Costs Applicable to Sales
for Three Months Ended December 31, 2025

In thousands (except metal sales, per ounce or per pound amounts)	Las Chispas	Palmarejo	Rochester	Kensington	Wharf	Silvertip	Total
Costs applicable to sales, including amortization (U.S. GAAP)	$65,377	$56,553	$79,791	$55,272	$31,745	$1,040	$289,778
Amortization	(31,995)	(8,312)	(19,127)	(11,167)	(1,774)	(1,040)	(73,415)
Costs applicable to sales	$33,382	$48,241	$60,664	$44,105	$29,971	$—	$216,363
Inventory Adjustments	(131)	(242)	(861)	(115)	(123)	—	(1,472)
By-product credit	—	—	—	18	(1,478)	—	(1,460)
Adjusted costs applicable to sales	$33,251	$47,999	$59,803	$44,008	$28,370	$—	$213,431

Metal Sales
Gold ounces	14,819	24,378	18,044	28,715	25,318	—	111,274
Silver ounces	1,367,427	1,508,856	1,700,956		27,370	—	4,604,609
Zinc pounds						—	—
Lead pounds						—	—

Revenue Split
Gold	45%	43%	44%	100%	100%
Silver	55%	57%	56%			—%
Zinc						—%
Lead						—%

Adjusted costs applicable to sales
Gold ($/oz)	$1,010	$847	$1,458	$1,533	$1,121		$1,207
Silver ($/oz)	$13.37	$18.13	$19.69			$—	$17.29
Zinc ($/lb)						$—	$—
Lead ($/lb)						$—	$—
(1) Includes the impact of the preliminary purchase price allocation ascribed to Inventory of $3 million.

Reconciliation of Costs Applicable to Sales
for Three Months Ended September 30, 2025

In thousands (except metal sales, per ounce or per pound amounts)	Las Chispas	Palmarejo	Rochester	Kensington	Wharf	Silvertip	Total
Costs applicable to sales, including amortization (U.S. GAAP)	$99,012	$61,125	$70,487	$57,144	$32,689	$989	$321,446
Amortization	(30,908)	(10,115)	(18,501)	(10,435)	(1,762)	(989)	(72,710)
Costs applicable to sales	$68,104	$51,010	$51,986	$46,709	$30,927	$—	$248,736
Inventory Adjustments	(36)	(358)	(473)	(272)	(23)	—	(1,162)
By-product credit	—	—	—	41	(846)	—	(805)
Adjusted costs applicable to sales	$68,068	$50,652	$51,513	$46,478	$30,058	$—	$246,769

Metal Sales
Gold ounces	17,800	26,850	13,975	28,011	27,859	—	114,495
Silver ounces	1,674,770	1,633,196	1,656,336	—	21,650	—	4,985,952
Zinc pounds						—	—
Lead pounds						—	—

Revenue Split
Gold	48%	47%	43%	100%	100%
Silver	52%	53%	57%			—%
Zinc						—%
Lead						—%

Adjusted costs applicable to sales
Gold ($/oz)	$1,836	$887	$1,585	$1,659	$1,079		$1,355
Silver ($/oz)	$21.13	$16.44	$17.73			$—	$18.45
Zinc ($/lb)						$—	$—
Lead ($/lb)						$—	$—

Reconciliation of Costs Applicable to Sales
for Three Months Ended June 30, 2025

In thousands (except metal sales, per ounce or per pound amounts)	Las Chispas	Palmarejo	Rochester	Kensington	Wharf	Silvertip	Total
Costs applicable to sales, including amortization (U.S. GAAP)	$80,122	$58,109	$64,676	$56,304	$30,542	$928	$290,681
Amortization	(22,375)	(9,406)	(16,748)	(10,221)	(1,549)	(928)	(61,227)
Costs applicable to sales	$57,747	$48,703	$47,928	$46,083	$28,993	$—	$229,454
Inventory Adjustments	(523)	(147)	(489)	(222)	(191)	—	(1,572)
By-product credit	—	—	—	(41)	(1,188)	—	(1,229)
Adjusted costs applicable to sales	$57,224	$48,556	$47,439	$45,820	$27,614	$—	$226,653

Metal Sales
Gold ounces	16,025	26,782	13,881	26,751	23,509	—	106,948
Silver ounces	1,479,410	1,720,383	1,437,811	—	34,916	—	4,672,520
Zinc pounds						—	—
Lead pounds						—	—

Revenue Split
Gold	52%	49%	49%	100%	100%
Silver	48%	51%	51%			—%
Zinc						—%
Lead						—%

Adjusted costs applicable to sales
Gold ($/oz)	$1,857	$888	$1,675	$1,713	$1,175		$1,405
Silver ($/oz)	$18.57	$14.39	$16.83			$—	$16.48
Zinc ($/lb)						$—	$—
Lead ($/lb)						$—	$—
Reconciliation of Costs Applicable to Sales
for Three Months Ended March 31, 2025

In thousands (except metal sales, per ounce or per pound amounts)	Las Chispas	Palmarejo	Rochester	Kensington	Wharf	Silvertip	Total
Costs applicable to sales, including amortization (U.S. GAAP)	$51,770	$52,884	$63,443	$49,627	$28,511	$946	$247,181
Amortization	(8,936)	(9,181)	(14,907)	(7,471)	(1,474)	(946)	(42,915)
Costs applicable to sales	$42,834	$43,703	$48,536	$42,156	$27,037	$—	$204,266
Inventory Adjustments	(900)	(164)	(372)	(339)	(131)	—	(1,906)
By-product credit	—	—	—	(36)	(1,608)	—	(1,644)
Adjusted costs applicable to sales	$41,934	$43,539	$48,164	$41,781	$25,298	$—	$200,716

Metal Sales
Gold ounces	9,607	22,713	14,713	22,205	20,078	—	89,316
Silver ounces	923,723	1,636,386	1,282,010	—	50,034	—	3,892,153
Zinc pounds						—	—
Lead pounds						—	—

Revenue Split
Gold	48%	46%	51%	100%	100%
Silver	52%	54%	49%			—%
Zinc						—%
Lead						—%

Adjusted costs applicable to sales
Gold ($/oz)	$2,095	$882	$1,670	$1,882	$1,260		$1,476
Silver ($/oz)	$23.61	$14.37	$18.41			$—	$17.94
Zinc ($/lb)						$—	$—
Lead ($/lb)						$—	$—

Reconciliation of Costs Applicable to Sales for 2026 Guidance

In thousands (except metal sales and per ounce amounts)	New Afton	Rainy River	Las Chispas	Palmarejo	Rochester	Kensington	Wharf
Costs applicable to sales, including amortization (U.S. GAAP)	$723,147	$930,884	$397,764	$161,390	$365,418	$233,583	$142,683
Amortization	(557,321)	(309,164)	(174,548)	(36,491)	(88,753)	(41,722)	(8,965)
Costs applicable to sales	$165,826	$621,720	$223,216	$124,899	$276,665	$191,861	$133,718
By-product credit	(14,325)	(26,950)	—	—	—	—	(6,132)
Adjusted costs applicable to sales	$151,501	$594,770	$223,216	$124,899	$276,665	$191,861	$127,586

Metal Sales
Gold ounces	70,071	267,315	59,521	100,000	81,143	105,137	86,868
Silver ounces	187,153	664,427	5,934,277	6,796,223	7,136,315		79,401
Copper pounds	57,921,066

Revenue Split
Gold	53%	100%	34%	37%	40%	100%	100%
Silver			66%	63%	60%
Copper	47%

Adjusted costs applicable to sales
Gold ($/oz)	$1,000-$1,200	$2,150 - $2,350	$750 - $950	$700 - $900	$1,350 - $1,550	$1,750 - $1,950	$1,400 - $1,600
Silver ($/oz)			$12.50 - $14.50	$21.50 - $23.50	$23.00 - $23.50
Copper ($lb)	$1.20 - $1.35